\	Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ANNOUNCES

SECOND QUARTER 2015 FINANCIAL AND OPERATING RESULTS

- Core FFO of $0.50 per Share –

-Increases Full-Year 2015 Core FFO Range to $1.65 - $1.80 Per Share -

- Dividend Raised 35.7% to $0.19 Per Share –

- Leased Percentage of Total Rental Home Portfolio Increased to 92.2% -

- Stabilized NOI Margin of 66.5% -

Oakland, California (August 6, 2015) – Starwood Waypoint Residential Trust (NYSE: SWAY) (the “Company”), a leading single-family rental (“SFR”) real estate investment trust (“REIT”), today announced its operating and financial results for the second quarter 2015.

Second Quarter 2015 Highlights

•	At June 30, 2015, the Company owned over 17,500 SFR homes and non-performing loans (“NPLs”)
•	Rental revenue from the SFR portfolio was $46.7 million, an increase of 11.2% over the prior quarter
•	Core Funds From Operations (“Core FFO”) was $19.1 million or $0.50 per share
•	Core FFO per share includes $0.22 from SFR compared to $0.08 in first quarter, a 175% increase
•	Net Operating Income (“NOI”) Margin on the stabilized home portfolio was 66.5%
•	The leased percentage of the stabilized home portfolio was 96.6% at June 30, 2015
•	The leased percentage of homes owned 180 days or longer was 95.7% at June 30, 2015
•	The leased percentage for the total rental home portfolio was 92.2% at June 30, 2015
•	Acquired 536 homes for a total purchase price of $100.3 million, including estimated renovation costs
•	Sold 213 NPL REOs at 98.9% of broker price opinion (“BPO”) for net proceeds of $28.1 million, bringing cumulative NPL REOs sold to $74.1 million since Q1 2014
•	Estimated Net Asset Value (“NAV”) at $34.79 per common share
•	Board increased dividend to $0.19 per share for upcoming quarter from $0.14 per share, a yield of 3.1%
•	Raises full-year 2015 Core FFO guidance to $1.65 - $1.80 per share

“We are very pleased with our results this quarter in both our SFR segment and the pace of resolution activity on our NPL book,” stated Doug Brien, the Company’s Chief Executive Officer. “Consistent, strong operating performance highlights our second quarter results as reflected by a 66.5% NOI margin on our stabilized portfolio. Our NPL resolutions are providing excellent IRRs on our shareholder capital and cash to acquire both SFR homes and our common shares. As expected, the contribution to Core FFO from our SFR business accelerated in the quarter, supporting the increase in our dividend by over 35% for the upcoming quarter. After just six quarters as a public company, we are proud to achieve a dividend yield of just over 3% which is approaching the average for all equity REITs.”

Second Quarter 2015 Financial Results

Rental revenue from the SFR portfolio increased 11.2% to $46.7 million compared to $42.0 million in the first quarter. Total revenues were $58.7 million for the second quarter of 2015, compared to $62.0 million for the first quarter of 2015. The change in total revenue was due the Company’s anticipated reduction in realized gains from the Company’s NPL portfolio communicated earlier this year given the gain on the bulk sale of a loan pool in the first quarter. The Company’s net loss attributable to common shareholders was approximately $3.4 million.

Core FFO after adjusting for non-comparable items was $19.1 million, or $0.50 per share, during second quarter 2015 compared to $22.5 million, or $0.59 per share in first quarter 2015. The change in Core FFO was due to the expected smaller contribution from the NPL portfolio. The contribution to Core FFO from the Company’s SFR portfolio was $0.22 per share in the second quarter compared to $0.08 in the first quarter, with the increase mainly attributable to more SFR homes stabilizing and gains from the sale of undepreciated homes in the second quarter. Funds From Operations as defined by the National Association of Real Estate Investment Trusts (“NAREIT FFO”) was $15.2 million during second quarter 2015 compared to $17.9 million in the prior quarter, declining as the result of the same expected decreased contribution from the NPL portfolio mentioned above.

For the Company’s stabilized SFR portfolio, total revenue as adjusted increased by $5.2 million, or 12.5%, to $46.4 million during second quarter 2015 from the prior quarter. Property operating expenses on the stabilized SFR portfolio were $17.1 million. As a result, NOI for the stabilized portfolio increased by $4.3 million, or 16.3%, to $30.9 million during second quarter 2015 from the prior quarter, for a stabilized portfolio NOI margin of 66.5%.

For the Company’s annual same store portfolio of 1,677 homes, defined as homes stabilized on or before January 1, 2014 and held in operations throughout the full periods in both 2014 and 2015, NOI increased 9.0% for the second quarter of 2015 from the second quarter of 2014. The same store group remains small relative to the total stabilized portfolio and results may be volatile until the same store pool grows into a larger grouping of homes.

Rental Home Portfolio and Acquisition Activity

The following table summarizes key portfolio statistics for the last five quarters:

Rental Home Portfolio

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Total Rental Portfolio	12,562	12,217	11,417	10,428	9,122
% Leased	92.2%	89.1%	83.8%	81.8%	77.5%
Stabilized Homes	11,822	10,970	9,754	8,625	7,076
% Leased	96.6%	96.8%	95.6%	95.7%	95.0%
Homes Owned 180 Days or Longer	11,261	10,485	9,066	7,268	5,909
% Leased	95.7%	95.0%	93.4%	94.2%	94.9%

During the second quarter of 2015, the Company acquired 536 homes for an aggregate estimated total investment of $100.3 million, or approximately $187,300 per home, including estimated investment costs for renovation.

NPL Portfolio

At June 30, 2015, the Company owned 3,644 first lien NPLs compared to 3,920 first lien NPLs owned at March 31, 2015. The purchase price of $515.6 million for these 3,644 NPLs represents 64.6% of broker price opinions. The reduction in first lien NPLs is primarily due to resolution activity.

The Company successfully resolved 354 NPLs during second quarter 2015 compared to 395 NPLs resolved during first quarter 2015. The Company has resolved 52% of the 5,758 NPLs acquired since inception in 2012.

Since first quarter 2014, the Company has sold $74.1 million of REO at an average 95.3% of BPO.

Balance Sheet and Financial Activity

At June 30, 2015, the Company had $1.9 billion of debt outstanding, with a weighted average variable interest rate of 3.09% and a weighted average remaining term to maturity of 3.0 years. As of June 30, 2015, the Company had a total of approximately $545.7 million of unrestricted cash and undrawn capacity on its credit facilities.

At June 30, 2015, estimated NAV was $34.79 per share compared to $33.04 per share at March 31, 2015. The Company has refined its methodology for estimating NAV by reducing its estimated renovation reserve based on recent data trends.

On May 6, 2015, the Company’s board of trustees authorized a share repurchase program pursuant to which the Company may purchase up to $150 million of its common shares, beginning May 6, 2015 and ending May 6, 2016. Through June 30, 2015, the Company has repurchased 332,250 of its common shares for a total purchase price of $8.3 million under this program.

Subsequent Events

On July 31, 2015, the Company’s Board of Trustees declared a dividend of $0.19 per common share, which will be paid on October 15, 2015 to shareholders of record on September 30, 2015. Based on the closing price of the Company’s common shares at August 5, 2015, the increased dividend would yield 3.1%.

Updated Full Year 2015 Financial Outlook

Based on actual operating results from the first half of 2015 and a re-forecast of the second half of 2015, the Company now expects Core FFO per share for the full year 2015 to be in the range of $1.65 to $1.80. The increase is driven by better than expected actual performance during the first half of 2015 in the Company’s SFR and NPL portfolios as well as lower than expected general and administrative expenses. The outlook excludes potential future acquisitions and dispositions, which could result in a material change to the Company’s outlook. The 2015 outlook is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change.

Second Quarter 2015 Conference Call

A conference call is scheduled on Thursday, August 6, 2015, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2015.  The domestic dial-in number is 1-877-705-6003 (for U.S. and Canada) and the international dial-in number is 1-201-493-6725 (passcode not required). An audio webcast may be accessed at www.starwoodwaypoint.com, in the investor relations section.  A replay of the call will be available through September 6, 2015, and can be accessed by calling 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (international), replay pin number 13611077, or by using the link at www.starwoodwaypoint.com, in the investor relations section.

Additional information

A copy of the Second Quarter 2015 Supplemental Information Package and this press release are available on our website at www.starwoodwaypoint.com. This information has also been furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust (NYSE: SWAY) is one of the largest publicly traded owners and operators of single-family rental homes in the United States. Partnered with Starwood Capital Group, a leading private investment firm with a core focus on global real estate, Starwood Waypoint Residential Trust acquires, renovates, leases, maintains and manages single-family homes in markets that exhibit favorable demographics and long-term economic trends, as well as strengthening demand for rental properties. The company also invests in non-performing loans, and works with interested and qualified borrowers to find solutions to keep them in their homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building its business upon a foundation of respect for its residents and the communities in which it operates. Additional information can be found at www.starwoodwaypoint.com.

Forward-Looking Statements

The statements herein that are not historical facts, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “projects,” “forecasts,” “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to: expectations regarding the timing of generating additional revenues; changes in our business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically; events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies; the impact of changes to the supply of, value of and the returns on NPLs; our ability to convert the homes and NPLs we acquire into rental homes generating attractive returns; our ability to successfully modify or otherwise resolve NPLs; our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all; the failure of residents to pay rent when due or otherwise perform their lease obligations; our ability to effectively manage our portfolio of rental homes; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our relationships with Starwood Capital Group, L.P., and our manager and their ability to retain qualified personnel; potential conflicts of interest; the timing of cash flows, if any, from our investments; unanticipated increases in financing and other costs; our expected leverage; effects of derivative and hedging transactions; actions and initiatives of the U.S. government and changes to U.S. government policies that impact the economy generally and, more specifically, the housing and rental markets; changes in governmental regulations, tax laws and rates and similar matters; limitations imposed on our business and our ability to satisfy complex rules in order for us and, if applicable, certain of our subsidiaries to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of our subsidiaries to qualify as taxable REIT subsidiaries for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and estimates relating to our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by us with the Securities and Exchange Commission from time to time. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements appearing herein, whether as a result of new information, future events or otherwise.

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
ASSETS
Investments in real estate
Land	$389,320	$359,889
Building and improvements	1,815,697	1,619,622
Total investment in properties	2,205,017	1,979,511
Less: accumulated depreciation and amortization	(72,572)	(41,563)
Investment in real estate properties, net	2,132,445	1,937,948
Real estate held for sale, net	94,293	32,102
Total investments in real estate, net	2,226,738	1,970,050
Non-performing loans	79,538	125,488
Non-performing loans held for sale	87,509	26,911
Non-performing loans (fair value option)	412,503	491,790
Resident and other receivables, net	23,620	17,270
Cash and cash equivalents	79,984	175,198
Restricted cash	87,247	50,749
Deferred financing costs, net	29,605	34,160
Asset-backed securitization certificates	26,553	26,553
Other assets	20,836	17,994
Total assets	$3,074,133	$2,936,163
LIABILITIES AND EQUITY
Liabilities:
Senior SFR facility	$629,558	$441,239
Master repurchase agreement	404,730	454,249
Asset-backed securitization, net	527,043	526,816
Convertible senior notes, net	367,792	363,110
Accounts payable and accrued expenses	60,121	52,457
Resident security deposits and prepaid rent	22,091	17,857
Total liabilities	2,011,335	1,855,728
Equity:
Starwood Waypoint Residential Trust Equity:
Preferred shares, $0.01 par value - 100,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value - 500,000,000 authorized; 37,841,943 issued and outstanding as of June 30, 2015, and 37,778,663 issued and outstanding as of December 31, 2014	381	378
Additional paid-in capital	1,128,334	1,133,239
Accumulated deficit	(67,999)	(53,723)
Accumulated other comprehensive loss	(162)	(70)
Total Starwood Waypoint Residential Trust equity	1,060,554	1,079,824
Non-controlling interests	2,244	611
Total equity	1,062,798	1,080,435
Total liabilities and equity	$3,074,133	$2,936,163

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Rental revenues, net	$46,677	$23,602	$88,660	$37,367
Other property revenues	1,539	890	2,833	1,369
Realized gain on non-performing loans, net	4,315	3,357	14,486	5,200
Gain on loan conversions, net	6,123	6,483	14,672	11,897
Total revenues	58,654	34,332	120,651	55,833
Expenses
Property operating and maintenance	10,195	7,791	21,520	13,823
Real estate taxes and insurance	8,880	4,468	17,545	7,611
Mortgage loan servicing costs	9,586	5,139	19,581	10,021
Non-performing loans management fees and expenses	2,589	1,871	6,155	4,286
General and administrative	4,004	4,444	7,862	9,814
Share-based compensation	1,390	2,130	3,317	2,459
Investment management fees	4,881	3,993	9,662	6,750
Separation costs	—	—	—	3,543
Acquisition fees and other expenses	259	186	622	447
Interest expense, including amortization	19,595	5,191	37,212	6,691
Depreciation and amortization	18,984	7,243	36,992	12,716
Finance-related expenses and write-off of loan costs	911	5,441	1,455	5,441
Impairment of real estate	440	1,233	659	2,067
Total expenses	81,714	49,130	162,582	85,669
Loss before other income, income tax expense and non-controlling interests	(23,060)	(14,798)	(41,931)	(29,836)
Other income (expense)
Realized gain (loss) on sales of investments in real estate, net	458	(56)	704	(201)
Realized gain on sales of divestiture homes, net	1,101	—	319	—
Unrealized gain on non-performing loans, net	18,426	3,641	38,383	3,641
Loss on derivative financial instruments, net	(65)	(470)	(276)	(470)
Total other income	19,920	3,115	39,130	2,970
Loss before income tax expense and non-controlling interests	(3,140)	(11,683)	(2,801)	(26,866)
Income tax expense	199	350	424	485
Net loss	(3,339)	(12,033)	(3,225)	(27,351)
Net (income) loss attributable to non-controlling interests	(98)	(83)	(219)	(73)
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(3,437)	$(12,116)	$(3,444)	$(27,424)
Weighted-average shares outstanding - basic and diluted	38,096,969	39,079,365	37,959,928	39,091,796
Net loss per common share
Basic and diluted	$(0.09)	$(0.31)	$(0.09)	$(0.70)
Dividends declared per common share	$0.14	$—	$0.28	$—

Definitions and Non-GAAP Financial Measures

NAREIT FFO and Core FFO

NAREIT FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. NAREIT FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures.

We believe that NAREIT FFO is a meaningful supplemental measure of the operating performance of our single-family home business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers NAREIT FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated homes, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses NAREIT FFO to measure returns on its investments in real estate assets. However, because NAREIT FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially impact our results from operations, the utility of NAREIT FFO as a measure of our performance is limited.

We believe that Core FFO is a meaningful supplemental measure of our operating performance for the same reasons as FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Our Core FFO begins with NAREIT FFO as defined by the NAREIT White Paper and is adjusted for: share-based compensation, non-recurring costs associated with the separation, acquisition fees and other expenses, write-off of loan costs, loss on derivative financial instruments, amortization of derivative financial instruments cost, severance expense, non-cash interest expense related to amortization on convertible senior notes, and other non-comparable items as applicable.

Management also believes that NAREIT FFO/Core FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. NAREIT FFO/Core FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our NAREIT FFO/Core FFO may not be comparable to the NAREIT FFO of other REITs due to the fact that not all REITs use the NAREIT or similar Core FFO definition. For a reconciliation of NAREIT FFO and Core FFO to net loss attributable to Starwood Waypoint Residential Trust shareholders, please see below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

FFO AND CORE FFO

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of net loss to NAREIT FFO(1)
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(3,437)	$(12,116)	$(3,444)	$(27,424)
Add (deduct) adjustments from net loss to derive NAREIT FFO:
Depreciation and amortization on real estate assets	18,984	7,243	36,992	12,716
Gain on sales of previously depreciated investments in real estate	(458)	—	(704)	—
Non-controlling interests	98	83	219	73
Subtotal - NAREIT FFO	15,187	(4,790)	33,063	(14,635)
Add (deduct) adjustments to NAREIT FFO to derive Core FFO:
Share-based compensation	1,390	2,130	3,317	2,459
Separation costs	—	—	—	3,543
Acquisition fees and other expenses	259	186	622	447
Write-off of loan costs	—	5,032	—	5,032
Adjustments for derivative financial instruments	(35)	420	76	420
Non-cash interest expense related to amortization on convertible senior notes	2,259	—	4,443	—
Core FFO	$19,060	$2,978	$41,521	$(2,734)
Core FFO per common share	$0.50	$0.08	$1.09	$(0.07)
Dividends declared per common share	$0.14	$—	$0.28	$—
Weighted-average shares - basic and diluted	38,096,969	39,079,365	37,959,928	39,091,796
Contributions to Core FFO per share by segment
SFR	$0.22	$0.20	$0.30	$0.15
NPL	$0.28	$(0.12)	$0.79	$(0.22)
Total Core FFO	$0.50	$0.08	$1.09	$(0.07)

(1)	NAREIT FFO and Core FFO are non-GAAP measures.

Estimated NAV

We define Estimated NAV as the estimated value of all assets net of liabilities. To calculate the Estimated NAV, the historical net investments in real estate and NPLs at carrying value are deducted from total shareholders’ equity and the Estimated SFR Value and NPL Value are added (see table below).

The fair value of investments in real estate is determined using a progressive method that incorporates three value sources: automated valuation model values (“AVMs”), BPOs and internal desktop evaluations. AVM values, which are value estimates provided by service providers based on their proprietary mathematical modeling platforms that utilize historical sales and public records data of comparable homes and are adjusted based on characteristics specific to the relevant home being valued, are ordered for each home, and the AVMs the Company receives are accompanied with a confidence index which provides a measure for the perceived reliability of the AVM value. When a home’s AVM confidence index falls below a specific score, the Company will order a BPO, which is a value estimate provided by a local broker based on comparable sales data and adjusted based on characteristics specific to the relevant home being valued. If for some reason a current BPO is not available, an internal evaluation is performed by a licensed appraiser using the market approach as defined by the Appraisal Institute to estimate the fair value.

The fair value of investments in NPLs is determined using the net present values of the BPOs of the underlying homes discounted at the then current market discount rate. The net present values of the BPOs of the underlying homes are determined using estimates of the length of time to foreclose or convert the relevant homes, with such estimates made on a state-by-state basis pursuant to market data received from service providers as adjusted from time to time based on the Company’s experience.

The costs of selling properties in the portfolio, including commissions and other related costs are not deducted for the purpose of calculating the Estimated SFR Value and Estimated NAV. Further, future promoted interests on the NPL portfolio are not deducted for the purpose of calculating Estimated SFR & NPL Value and Estimated NAV. We consider Estimated NAV to be an appropriate supplemental measure as it illustrates the estimated imbedded value in our SFR portfolio and NPL portfolio that is carried on our balance sheet primarily at cost. The Estimated SFR Value, Estimated NPL Value and Estimated NAV are non-GAAP financial measures.  However, they are provided for informational purposes to be used by investors in assessing the value of the assets. A reconciliation of total shareholders’ equity to Estimated NAV is provided below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

ESTIMATED NAV

(Unaudited, in thousands, except share and per share data)

	June 30, 2015
	Amount	Per Share
Investments in real estate properties, gross	$2,205,017	$58.27
Less accumulated depreciation	(72,572)	(1.92)
Add real estate held for sale, net	94,293	2.49
Investments in real estate, net	2,226,738	58.84
Add increase in estimated fair value of investments in real estate	393,220	10.39
Less estimated renovation reserve(1)	(165,757)	(4.38)
Estimated SFR Value	2,454,201	64.85
Non-performing loans	79,538	2.10
Non-performing loans held for sale	87,509	2.31
Non-performing loans (fair value option)	412,503	10.90
Add increase in estimated fair value of non-performing loans	63,022	1.67
Estimated NPL Value	642,572	16.98
Estimated SFR & NPL Value	$3,096,773	$81.83
Total shareholders' equity	$1,060,554	$28.03
Less unamortized debt discount on convertible senior notes	(34,708)	(0.92)
Less investments in real estate, net	(2,226,738)	(58.84)
Less non-performing loans	(79,538)	(2.10)
Less: non-performing loans held for sale	(87,509)	(2.31)
Less non-performing loans (fair value option)	(412,503)	(10.90)
Add estimated SFR & NPL value	3,096,773	81.83
Estimated NAV	$1,316,331	$34.79
Number of Shares		37,841,943

(1)	Renovation reserve includes estimated renovation costs to bring stabilized homes to market-ready sale condition, plus remaining capital expenditure for non-stabilized homes.

Same Store Properties

We define Same Store Properties as homes stabilized at January 1, 2014 and held in operations throughout the full periods in both 2014 and 2015.  Same Store Properties exclude homes that have been disposed or transitioned to the development period for significant renovation.  We believe same store growth is a useful measure of performance because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of changes in the composition of the portfolio. Refer to the table below for a reconciliation of net loss attributable to Starwood Waypoint Residential Trust shareholders to Same Store NOI.

STARWOOD WAYPOINT RESIDENTIAL TRUST

SAME STORE NOI

(Unaudited, in thousands)

(in thousands, unaudited)	Q2 2015	Q2 2014
Reconciliation of net loss to same store NOI
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(3,437)	$(12,116)
Add (deduct) adjustments to get to total NOI:
Non-performing loan management fees and expenses	2,589	1,871
General and administrative	4,004	4,444
Share-based compensation	1,390	2,130
Investment management fees	4,881	3,993
Acquisition fees and other expenses	259	186
Interest expense, including amortization	19,595	5,191
Depreciation and amortization	18,984	7,243
Finance-related expenses and write-off of loan costs	911	5,441
Impairment of real estate	440	1,233
Realized loss (gain) on sales of investments in real estate, net	(458)	56
Realized gain on divestiture homes, net	(1,101)	—
Loss on derivative financial instruments, net	65	470
Income tax expense	199	350
Net income attributable to non-controlling interests	98	83
Total NOI	48,419	20,575
Deduct: non-same store NOI	(24,845)	(8,293)
Deduct: total NPL NOI	(19,278)	(8,342)
Same store NOI	$4,296	$3,940

Total NOI, Total NPL NOI, Total Non-Stabilized Portfolio NOI and Total Stabilized Portfolio NOI

We define Total NOI as total revenues less property operating and maintenance expenses and real estate taxes and insurance expenses (“property operating expenses”) and mortgage loan servicing costs. We define Total NPL Portfolio NOI as gains on NPLs, net and gains on loan conversions, net less mortgage loan servicing costs. We define Total Non-Stabilized Portfolio NOI as total revenues on the non-stabilized portfolio less property operating expenses on the non-stabilized portfolio. We define Total Stabilized Portfolio NOI as total revenues on the stabilized portfolio less property operating expenses on the stabilized portfolio. We consider these NOI measures to be appropriate supplemental measures of operating performance to net income attributable to common shareholders because they reflect the operating performance of our homes without allocation of corporate level overhead or general and administrative costs and reflect the operations of the segments and sub-segments of our business.

STARWOOD WAYPOINT RESIDENTIAL TRUST

RECONCILIATION OF NET LOSS TO NOI MEASURES

(Unaudited, in thousands)

Q2 2015
Reconciliation of net loss to stabilized portfolio NOI
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(3,437)
Add (deduct) adjustments to get to total NOI
Non-performing loan management fees and expenses	2,589
General and administrative	4,004
Share-based compensation	1,390
Investment management fees	4,881
Acquisition fees and other expenses	259
Interest expense, including amortization	19,595
Depreciation and amortization	18,984
Finance-related expenses and write-off of loan costs	911
Impairment of real estate	440
Realized loss (gain) on sales of investments in real estate, net	(458)
Realized gain on divestiture homes, net	(1,101)
Loss on derivative financial instruments, net	65
Income tax expense	199
Net income attributable to non-controlling interests	98
Total NOI	48,419
Add (deduct) adjustments to get to total stabilized home portfolio NOI
NPL portfolio NOI components:
Realized gain on non-performing loans, net	(4,315)
Realized gain on loan conversions, net	(6,123)
Mortgage loan servicing costs	9,586
Unrealized gain on non-performing loans, net	(18,426)
Deduct: Total NPL portfolio NOI	(19,278)
Non-stabilized portfolio NOI components:
Property operating expenses on non-stabilized homes	1,766
Add Total Non-stabilized portfolio NOI	1,766
Total stabilized portfolio NOI	$30,907
Add (deduct) prior period adjustments recorded in 2014
Property taxes and insurance	-
Adjusted total stabilized portfolio NOI	$30,907
Calculation of stabilized portfolio NOI margin:
Rental revenues	$46,677
Less Allowance for doubtful accounts	(230)
Total rental revenues	$46,447

Stabilized portfolio NOI margin	66.5%

These NOI measures and Same Store NOI should not be considered alternatives to net loss or net cash flows from operating activities, as determined in accordance with GAAP, as indications of our performance or as measures of liquidity. Although we use these non-GAAP measures for comparability in assessing their performance against other REITs, not all REITs compute the same non-GAAP measures. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures are comparable with that of other REITs.

These metrics should be considered along with other available information in valuing and assessing us, including our GAAP financial measures and other cash flow and yield metrics. These metrics should not be viewed as a substitute for book value, net investments in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as measures of profitability or liquidity. Further, not all REITs compute same non-GAAP measure, therefore there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other REITs.

Certain terms as used in this earnings release are defined and further explained in the second quarter 2015 “Supplemental Operating & Financial Data” section of the full earnings release available on the Company’s website at www.starwoodwaypoint.com.

Contact:

Investor Relations

John Christie

Phone: 510-982-5470

Email: IR@waypointhomes.com

Media Relations

Jason Chudoba

Phone: 646-277-1249

Email: Jason.chudoba@icrinc.com